Exhibit 10.5
SEPARATION AGREEMENT, RELEASE OF ALL CLAIMS
AND COVENANT NOT TO SUE
     This Separation Agreement, Release Of All Claims and Covenant Not To Sue (the “Agreement”) between Patricia A. McKay (hereinafter referred to as “Executive,” a term which includes the successors, assigns, beneficiaries, personal representatives, and heirs of Patricia A. McKay) and Office Depot, Inc. (hereinafter referred to as “Office Depot” or “Company,” terms which include each and every officer, director, employee, agent, parent corporation or subsidiary, affiliate or division, its successors, assigns, beneficiaries, servants, legal representatives, insures and heirs) was presented to Executive on February 20, 2008.
     WHEREAS Executive’s last day of employment is March 1, 2008 (the “End Date”);
     WHEREAS Executive is entitled to any unpaid wages that she has earned through her last day of employment and payment for any accrued unused vacation time;
     WHEREAS Executive is entitled to any vested benefits in her 401(k) account and deferred compensation plan, regardless of whether she signs this Agreement;
     WHEREAS Executive may apply for COBRA coverage provided by law, at her expense, regardless of whether she signs this Agreement;
     FOR AND IN CONSIDERATION of the foregoing, and other good and valuable consideration as set forth below, the Parties agree as follows:
1.	Severance Benefits. Office Depot agrees to pay Executive the following: (a) $840,000, which equates to 18 months of Executive’s annual base salary; (b) $19,453.74, which equates to 18 months of the current monthly COBRA premium in excess of applicable active employee co-premiums for the type of coverage Executive had under the Company’s group health plan as of the End Date; and (c) $588,000, which equates 1.5 times Executive’s annual bonus at target. In addition, Office Depot agrees to pay Executive $482,484.60. The foregoing amounts shall be paid in equal installments during normal pay periods over a 24-month period, less applicable taxes and other deductions required by law. These payments shall commence during the first pay period following the thirty (30) day anniversary of the End Date, provided Executive has executed this Agreement and has not exercised her right of revocation as set forth herein. Executive acknowledges that the severance benefits set forth in this Section 1 are conditional upon her execution and non-revocation of this Agreement, and Executive’s adherence to her post-employment obligations contained herein, including, without limitation, the obligations set forth in Sections 7 and 8.

2.	Release of Claims and Covenant Not to Sue. Executive agrees to release and forever discharge Office Depot and its officers and directors from any and all claims, demands, actions, and causes of action, and all liability whatsoever, whether known or unknown, fixed or contingent, which Executive has or may have against Office Depot or its officers and directors as a result of her employment by and subsequent separation as an employee of Office Depot, up to the date of the execution of this Agreement and general release contained herein. This release includes but is not limited to claims at law or equity or sounding in contract (express or implied), common law or tort arising under federal, state or local laws, including, but not limited to, those laws prohibiting age, sex, race, disability, veteran, national origin or any other forms of discrimination. This further includes but is not limited to any and all claims arising under the Florida Civil Rights Act of 1992, the Florida or Federal whistle blower statutes, the Florida Wage Discrimination Law, the Florida Equal Pay Act, the Florida AIDS Act, the Florida Discrimination on the Basis of Sickle Cell Trait Law, the Florida OSHA Law, the Florida Wage Payments Laws, Florida’s statutory provisions regarding retaliation/discrimination for filing a workers’ compensation claim, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, Section 409A of the Internal Revenue Code of 1986, as amended, or the Employee Retirement Income Security Act of 1974, as amended (ERISA), or claims growing out of any legal restrictions on Office Depot’s right to terminate its employees.
Executive further covenants not to sue Office Depot for any claims released pursuant to this Agreement. Executive affirms that she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Office Depot in any forum or form. Executive understands that nothing in this Agreement releases Office Depot from Worker’s Compensation or disability benefits, if any, to which Executive may be entitled in connection with her employment with Office Depot.

3.	Equity Awards.
a.	Stock options. In accordance with the terms of the applicable agreements and the respective plans, Executive acknowledges that all of her stock options that are exercisable as of her End Date shall remain exercisable for, and shall otherwise terminate at the end of 18 months following her End Date, but in no event later than the expiration date of the options. Further, Executive acknowledges that all of her stock options that are not exercisable on her End Date shall be forfeited as of such date. Executive understands and agrees that she will not receive any future stock option grants.

b.	Restricted Stock Awards. In accordance with the terms and conditions of the existing restricted stock award agreements between Office Depot and Executive, Executive acknowledges that any and all unvested restricted stock awards as of the End Date shall be automatically forfeited entirely as of that date, without any further action by Office Depot.
4.	Corporate American Express Charges. Executive agrees to provide Office Depot with receipts for any and all expenses charged to her Corporate American Express Card that are pending or unpaid, within 5 (five) business days after her End Date. Executive further agrees to have Office Depot deduct any and all amounts owing on her Corporate American Express Card for personal expenses from her severance payment, under this Agreement.
5.	No Admission of Liability. Executive and Office Depot acknowledge that this Agreement shall not in any way be construed as an admission by Executive or Office Depot of any unlawful or wrongful acts whatsoever against each other or any other person, and Executive and Office Depot specifically disclaims any liability to or wrongful acts against each other or any other person.

6.	Waiver. Except as provided herein, Executive expressly waives and releases any right to reinstatement by Office Depot and agrees not to seek or accept employment with Office Depot in the future, unless such new employment is expressly and mutually agreed to by Office Depot and Executive, in writing.
7.	Confidentiality, Non-Disparagement, Cooperation. Executive acknowledges and agrees that the terms and provisions of this Agreement, as well as any and all incidents of which Executive is aware leading to or resulting from this Agreement, are confidential and shall not be discussed with any individual without the prior written consent of Office Depot’s EVP, Human Resources, except as this Agreement shall not prohibit Executive from required confidential disclosures to her attorney, accountant, or to any governmental taxing or regulatory authority, or discussing the matter with her immediate family on a need to know basis or as otherwise required by law.

Executive agrees that all documents, records, techniques, business secrets and other information that have come into her possession from time to time during her affiliation with Office Depot are deemed to be confidential and proprietary to Office Depot and shall be its sole and exclusive property. Executive agrees to keep confidential and not use or divulge to any other individual or harm or destroy any of Office Depot’s confidential information and business secrets, except as required by law, and that she will promptly return to Office Depot any and all confidential and proprietary information, as well as any and all Office Depot property and equipment, that is in her possession or under her control.

Executive agrees not to disclose any information, communication, records or any other material that is considered to be Office Depot’s attorney work-product, or are subject to Office Depot’s attorney-client communication privilege, without prior approval from Office Depot’s General Counsel or any designee of the General Counsel.

Executive further agrees not to make any remarks disparaging the conduct or character of Office Depot, dealing in any manner with her tenure as an executive with Office Depot. Should Executive violate this provision, she shall be subject to losing any and all benefits afforded to her under this Agreement.

Executive will provide her full and truthful testimony, cooperation and assistance in any litigation, investigations, or administrative proceeding involving any matters with which she was involved during her employment with Office Depot. Executive does not by this Agreement waive any right to claim attorney-client privilege or spousal privilege, nor is her assertion of such rights or her counsel’s assertion of the attorney work-product doctrine a breach of this agreement. Executive is not authorized to waive any of Office Depot’s rights or privileges. Nothing in this Agreement shall limit any disclosures or information provided by Executive to governmental authorities upon request or required by law. Requests by Office Depot for Executive’s cooperation shall reasonably take into consideration Executive’s schedule. Office Depot will reimburse Executive for reasonable travel expenses and other reasonable expenses and costs with the prior written approval of the Board of Directors, EVP, Human Resources or EVP, General Counsel of Office Depot, which are to be incurred in providing such assistance.

8.	Post-Employment Obligations. Executive understands and agrees that, with the exception of Attachment A to Executive’s employment offer letter dated August 25, 2005, entitled Employee Non-Competition, Confidentiality and Non-Solicitation Agreement (the “Non-Competition Agreement”), and except as provided herein, this Agreement supersedes all prior agreements and understandings between Executive and Office Depot. A copy of said Non-Competition Agreement, which Executive acknowledges was executed by her on August 25, 2005, is attached hereto as Exhibit A and incorporated herein by reference. Executive expressly acknowledges that the terms of the Non-Competition Agreement remain in full force and effect. To the extent that there is any conflict between the terms of the Non-Competition Agreement and this Agreement, the terms of the Agreement shall control. The terms set forth in this Section 8 are material terms of this Agreement and are essential to protect Office Depot’s legitimate interests and relationships. Executive agrees that a breach of any of these terms would cause irreparable harm to Office Depot, and that Office Depot may seek immediate injunctive relief in a court of law to enforce the terms of this Agreement and the Non-Competition Agreement.

9.	Indemnification. Nothing herein shall be construed to waive or disclaim any indemnification rights to which Executive may be entitled under Office Depot’s By-Laws, nor is this Agreement intended to release, waive or disclaim any rights that either Office Depot or Executive may have under an applicable insurance policy.

10.	Time to Consider, Right of Revocation. Executive understands and acknowledges that she has twenty-one (21) calendar days to review and consider the provisions of this Agreement, and agrees that any modifications, material or immaterial, made to this Agreement do not restart the running of the twenty-one (21) day period. Executive further understands that she has seven (7) calendar days following her execution of this Agreement to revoke her acceptance of this Agreement (the “Revocation Period”) and that this Agreement shall not become effective or enforceable until the Revocation Period has expired. Revocation of this Agreement must be made by delivering a written notice of revocation to the EVP, Human Resources, or the EVP, General Counsel. For this revocation to be effective, written notice must be received by said person at Office Depot no later than the close of business on the seventh day after Executive signs this Agreement. Executive understands and acknowledges that no monies will be paid to her pursuant to Section 1 of this Agreement until the Revocation Period has expired, or as otherwise provided in this Agreement.

11.	Attorneys’ Fees. In the event that Executive or Office Depot commence an action for damages, injunctive relief, or to enforce the provisions of the Agreement, the prevailing party in any such action shall be entitled to an award of its reasonable attorneys’ fees and costs, including appellate fees and costs, incurred in connection therewith as determined by the court in any such action.

12.	Entire Agreement, Material Terms. Except as provided herein, Executive understands and agrees that this Agreement supersedes all prior agreements and understandings between Executive and Office Depot. Except as provided herein, Executive understands and agrees that this Agreement constitutes the entire agreement and understanding between Office Depot and Executive with respect to Executive’s employment and separation of employment, that no other promises have been made to Executive, and that Executive has not relied upon any representation or statement, written or oral, not set forth in this Agreement. This Agreement may not be modified, amended or revoked except in writing signed by each party. Executive acknowledges that the obligations of Executive hereunder are material to the terms and conditions hereunder.

13.	Miscellaneous. This Agreement shall be governed in all respects by the laws of the State of Florida. Venue in any action arising out of or relating to this Agreement shall be in Palm Beach County, Florida. This Agreement shall not be construed against either party by virtue of the drafting hereof by the Company. If any part of the Agreement should be declared invalid, illegal or unenforceable, the rest of the Agreement will still be valid and enforceable.
I CERTIFY THAT I HAVE FULLY READ, HAVE RECEIVED AN EXPLANATION OF, AND COMPLETELY UNDERSTAND THE PROVISIONS OF THIS AGREEMENT, THAT OFFICE DEPOT HEREBY ADVISES ME TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT, THAT I HAVE BEEN GIVEN AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THE PROVISIONS OF THIS AGREEMENT, AND THAT I AM SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS, COERCION OR UNDUE INFLUENCE.

Executive		Office Depot, Inc.

/s/ Patricia A. McKay		/s/ Elisa D. Garcia C.

Patricia A. McKay		Elisa D. Garcia C., EVP, General Counsel

Date:	February 26, 2008	Date:	February 26, 2008

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